Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-216476, 333-219088, and 333-221291 on Form S-3 and Registration Statement Nos. 033-62705, 333-02733, 333-09167, 333-18391, 333-25587, 333-49725, 333-78173, 333-85094, 333-87529, 333-95795, 333-110332, 333-124256, 333-124257, 333-130566, 333-130570, 333-143916, 333-149989, 333-149993, 333-156027, 333-163805, 333-189578, 333-189579, 333-189580, 333-189581, 333-195768, 333-202364, 333-202366, and 333-203952 on Form S-8 of Dominion Energy, Inc. of our report dated February 24, 2017, relating to the consolidated financial statements and financial statement schedule of SCANA Corporation and subsidiaries, appearing in the Annual Report on Form 10-K of SCANA Corporation, which is incorporated by reference in this Current Report on Form 8-K of Dominion Energy, Inc. dated February 14, 2018.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

February 14, 2018